Buenos Aires, April 9th, 2018

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS

Ref.: Relevant Event. Ordinary and Extraordinary General Shareholders’ Meeting for April 27th, 2018.

Dear Sirs:

I am writing to the Comisión Nacional de Valores (“CNV”) and Bolsas y Mercados Argentinos S.A.(“ByMA”) in my capacity as Responsible of Market Relations of Pampa Energía S.A. (“Pampa” or the “Company”), to complement the announcement of the Ordinary and Extraordinary Shareholders’ Meeting scheduled for April 27th, 2018 (the “Shareholders’ Meeting”) that was published in the “Autopista de la Información Financiera” under the ID N°4-563490-D, at request of the CNV, it is transcribed hereunder the complete text of the announcement of the Shareholders’ Meeting, highlighting Note 5, regarding the attendance of common shareholders of Petrobras Argentina S.A. to it:

PAMPA ENERGÍA ANNOUNCES GENERAL ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING FOR APRIL 27, 2018.

Pampa Energía S.A. announced that will hold a General Ordinary and Extraordinary Shareholders’ Meeting on April 27th, 2018, at 10:00 a.m. on first call and, in the event that the legally required quorum is not reached on first call, at 11:00 a.m. on second call only with respect to the General Ordinary Shareholders’ Meeting at the registered office, located at Maipú 1, Buenos Aires City, to consider the following agenda:

1)      Appointment of shareholders to approve and sign the Minutes of the Meeting.

2)      Consideration of the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, Independent Auditor’s Report, Statutory Audit Committee Report, Annual Report and Corporate Governance Code Compliance Report, the Informative Summary as required by the Argentine Securities Commission Rules and any additional information required under applicable regulations, all for the fiscal year ended December 31, 2017.

3)      Consideration of the results of the fiscal year and use of such income (to consider this item, the Meeting shall be held as an Extraordinary Shareholders’ Meeting).

4)      Consideration of the actions taken by the Statutory Audit Committee and the remuneration of its members in the fiscal year ended December 31, 2017 for a total amount of AR$1,620,000 (total remuneration).

5)      Consideration of the actions taken by the Board of Directors and the remuneration of its members in the fiscal year ended December 31, 2017 for a total amount of

AR$328,920,287 (total remuneration), AR$159,820,287 in excess of the limit of five per cent (5%) of profits established by Section 261 of Law No. 19,150 and regulations thereunder, in view of the proposal that no distribution of dividends should be effected.

6)      Consideration of the remuneration of the Independent Auditor.

7)      Appointment of directors and alternate directors. Distribution of Board positions.

8)      Appointment of Statutory Audit Committee members and alternate members.

9)      Appointment of the Independent Auditor and Alternate Independent Auditor that will issue an opinion on the financial statements for the fiscal year beginning on January 1, 2018.

10)    Determination of the remuneration of the Independent Auditor and Alternate Independent Auditor that will issue an opinion on the financial statements for the fiscal year beginning on January 1, 2018.

11)    Consideration of a budget item to be allocated to Audit Committee’s activities.

12)    Consideration of the merger between Pampa Energía S.A., as acquirer in the merger, and Bodega Loma la Lata S.A., Central Térmica Güemes S.A., Central Térmica Loma de la Lata S.A., Eg3 Red S.A., Inversora Nihuiles S.A., Inversora Diamante S.A., Inversora Piedra Buena S.A., Pampa Participaciones II S.A. and Petrolera Pampa S.A., as absorbed companies, under sections 82 et seq. of the Argentine Business Companies Law and section 77 et seq. of the Argentine Income Tax Law (to consider this item, the Meeting shall be held as an Extraordinary Shareholders’ Meeting).

13)    Consideration of the Company’s individual merger special statement of financial position as of September 30, 2017, and the merger consolidated statement of financial position as of September 30, 2017, together with the respective Independent Auditor’s and Statutory Audit Committee’s reports. Discussion of the previous merger agreement subscribed on December 21, 2017 (to consider this item, the Meeting shall be held as an Extraordinary Shareholders’ Meeting).

14)    Consideration of the increase of the Company’s capital stock by a nominal amount of AR$144,322,083 by means of the issuance of 144,322,083 new book-entry, ordinary shares, of a nominal value of AR$1 each and carrying one vote per share, entitled to be paid dividends on an equal footing with any shares outstanding at the time of their issuance, to be issued with an issue premium resulting from the application of the applicable exchange ratio resulting from the merger. Application to have the new shares to be issued accepted for their public offering and listing. Delegation to the Board of Directors of the powers necessary to implement the above capital increase and to file the application for the acceptance of the shares to be issued for their public offering and listing (to consider this item, the Meeting shall be held as an Extraordinary Shareholders’ Meeting).

15)    Consideration of the authorizations to be granted for the subscription of the final merger agreement (to consider this item, the Meeting shall be held as an Extraordinary Shareholders’ Meeting).

16)    Consideration of amendments to the Corporate Bylaws. Approval of the Amended and Restated Bylaws (to consider this item, the Meeting shall be held as an Extraordinary Shareholders’ Meeting).

17)    Authorizations to be granted for the performance of proceedings and filing of documents as necessary to obtain the relevant registrations.

NOTE 1: The Shareholders shall be required to submit certificates evidencing the account balance of book-entry shares respectively held by them, issued for this purpose by Caja de Valores S.A., to the office located at Maipú 1, Ground Floor, Autonomous City of Buenos Aires, on any business day, from 10:00 a.m. to 6:00 p.m., no later than April 24, 2018.

NOTE 2: In accordance with the Rules of the Argentine Securities Commission, as restated in 2013, the following details must be informed by the shareholders upon their registration for purposes of attendance at the meeting: first and last names or full corporate name; type and number of identity document if the shareholder is a natural person, or the details of corporate registration if the shareholder is a legal entity, expressly specifying the registry where it has been registered and the jurisdiction thereof; their domicile, specifying the nature thereof. The same details must be provided by any persons attending the Meeting as proxies for any shareholders.

NOTE 3: Shareholders are reminded that, in accordance with the Rules of the Argentine Securities Commission, as restated in 2013, when a shareholder is a legal entity, (i) it shall be required to provide the names of the final beneficiaries holding the shares that represent the capital stock of such entity and the number of shares that will be voted; to such an effect, the first and last names, nationality, real domicile, date of birth, DNI [National Identity Document] or Passport number, CUIT [Taxpayer Identification Number], CUIL [Employee Identification Number] or any other form of tax identification and occupation must be provided, and (ii) in the case of companies organized abroad, any proxies appointed to vote at the Meeting shall have been duly registered with the applicable Public Registry under Section 118 or 123 of the Business Companies Law.

NOTE 4: Shareholders are kindly requested to arrive not less than 15 minutes before the time set for the Meeting to be held.

NOTE 5: We hereby inform the shareholders of Petrobras Argentina S.A. that, due to the fact that as of this day, the inscription before the Public Registry of the merger between Pampa and Petrobras Argentina S.A. is still pending and, therefore, the exchange of shares has not yet taken place, the shareholders of Petrobras Argentina S.A. will be able to participate as listeners in this shareholders meeting. To such end, Petrobras Argentina S.A. shareholders who want to participate will have to comply with the requirements established in Notes 1 to 4 above. With regards to Note 1, it is hereby clarified that the shareholder must require Caja de Valores to issue a Simple Holding Certificate.

Sincerely,

María Agustina Montes

Head of Market Relations